Exhibit 99

HORMEL FOODS CORPORATION NAMES JEFFREY M. ETTINGER
CHIEF EXECUTIVE OFFICER

AUSTIN, MINN. (Sept. 27, 2005) – The board of directors of Hormel Foods Corporation (NYSE: HRL) today announced that it unanimously elected Jeffrey M. Ettinger to be the company’s ninth chief executive officer. Ettinger, current president and chief operating officer, succeeds Joel W. Johnson who will retire as chief executive officer on Jan. 1, 2006. Johnson will continue to serve as Hormel Foods chairman of the board.

“Hormel Foods has been privileged to have Joel Johnson lead the company as chief executive officer for the past 12 years. Johnson’s vision and steady hand helped grow the company and provide its shareholders with strong and consistent returns.  He has been very effective in his role as chief executive officer.  Johnson orchestrated numerous strategic acquisitions to expand the presence of Hormel Foods, most notably The Turkey Store. He refined the company’s marketing strategy to significantly advance the sale of value-added products, and established Hormel Foods as a significant player in the ethnic foods marketplace,” said Dr. Robert R. Waller, board member.

After spending 24 years at General Foods Corporation, Johnson joined Hormel Foods Corporation as executive vice president of sales and marketing in 1991.  He was elevated to the position of president and elected to the board of directors in 1992.  In October 1993, Johnson was elected chief executive officer and in December of 1995 he became chairman of the board.

“It has been an honor to lead this great company and I am proud of our accomplishments,” said Johnson. “We built a balanced portfolio of category leaders in both the refrigerated and grocery aisles and have established an excellent track record for bringing innovative products and processes to the marketplace. Our foodservice division leads its industry, and both Hormel Foods international and specialty foods are growing to important status. Jeff Ettinger has been an integral part of our success and is an exceptionally talented leader who will continue to build on our achievements for many years to come.”

Ettinger began his career with Hormel Foods in December 1989 as a corporate attorney. He became the HORMEL chili product manager in 1995, was named assistant treasurer in 1997 and treasurer in 1998.  In 1999, Ettinger was named a vice president of Hormel Foods Corporation and Jennie-O Foods president.  He later became president and chief operating officer of Jennie-O Turkey Store when Hormel acquired The Turkey Store Company in 2001 and then assumed the role of chief executive officer of Jennie-O Turkey Store in 2003.

Most recently, Ettinger was elevated to president and chief operating officer of Hormel Foods Corporation and named to the company’s board of directors in May 2004.

“I am fortunate to inherit such a strong company with a rich heritage and tradition.   I admire and respect Joel Johnson and his successful track record, and I greatly appreciate his leadership, mentorship and friendship.  In the future, my role will be to build on the many strengths of Hormel Foods, identifying new ways to continue our strong growth by meeting the ever-changing needs of our consumers,” said Ettinger.